Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (File No. 333-106446) and related Prospectus of Transcend Services, Inc. for the registration of shares of Common Stock, and to the incorporation by reference therein of our report dated January 23, 2003 with respect to the consolidated financial statements of Transcend Services, Inc. included in its Annual Report on form 10-K for the years ended December 31, 2002 and 2001, filed with the Securities and Exchange Commission as well as the incorporation by reference of such report into the Company’s previously filed Registration Statements File Nos. 033-57072, 033-41361, 033-37685, 033-59115, 333-32587, 333-16213, 333-78777 and 333-106454.

/s/ Miller Ray & Houser LLP

Atlanta, Georgia

August 1, 2003